Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Lichen China Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value US$0.00004 per share (1)	457	(o)	7,187,500	$4.00	$28,750,000	$0.0000927	$2,666
Fees to be Paid	Equity	Representative Warrants(2)	other		—	—	—	—	—
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.00004 per share underlying Representative Warrants(2)	457	(o)	71,875	$4.80	$345,000	$0.0000927	$32
Fees Previously Paid	Equity		—		—	—	—	—	—
	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$29, 095,000
	Total Fees Previously Paid							$2,484.36
	Total Fee Offsets							$0
	Net Fee Due							$213.64

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Class A Ordinary Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The Registrant will issue to Univest Securities, LLC (the “Underwriter”) warrants to purchase a number of Class A Ordinary Shares equal to an aggregate of one percent (1%) of the Ordinary Shares (the “Underwriter Warrants”) sold in the offering. The exercise price of the Underwriter Warrants is equal to 120% of the offering price of the Class A Ordinary Shares offered hereby. The Underwriter Warrants are exercisable for five years from the commencement of sales in this offering and will terminate on the fifth anniversary of the date of commencement of sales of this offering.